EXHIBIT 99.1

                                                       WICKES INC.
                                                       706 NORTH DEERPATH DRIVE
                                                       VERNON HILLS, IL 60061
                                                       OTCBB: WIKS.OB

AT THE COMPANY:
Jim Hopwood
Chief Financial Officer
(847) 367-3552

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 30, 2003


                       WICKES INC. EXTENDS EXCHANGE OFFER
                       COMMENTS ON SENIOR FINANCING STATUS



         Vernon Hills, IL December 30, 2003 - Wickes Inc. (OTCBB: WIKS.OB), a leading distributor of building materials and manufacturer of value-added building components, announced today that (i) it has extended the expiration date of the exchange offer to 5:00 p.m., New York City time, on Friday, January 9, 2004, and (ii) the Company is engaged in discussions with Imagine Investments and its lending syndicate led by Merrill Lynch Capital regarding financing for the Company's exchange offer if holders of less than $20,067,000 of senior subordinated notes (the currently required minimum amount) are validly tendered and not withdrawn prior to the expiration date.

         "It is imperative for holders of our senior subordinated notes to act promptly on our exchange offer", commented James A. Hopwood, Wickes' Chief Financial Officer, "While the company is working to finalize arrangements which would permit us to complete the exchange offer even if holders of less than $20,067,000 principal amount of senior subordinated notes tender their notes, our lenders have not indicated that they expect to make additional funds available to enable us to pay principal and interest owed to non-tendering note holders."

         Mr. Hopwood also noted that if the exchange offer is completed, the Company intends to make the required cash payments to tendering holders with funds borrowed from its lenders on a senior secured basis. As a result, if the Company were subsequently liquidated in a bankruptcy proceeding, it is anticipated the asset values remaining for non-tendering holders of senior subordinated notes would be less than the liquidation values described in our offering memorandum dated November 4, 2003.

         Finally, Mr. Hopwood indicated that the Company is exploring all available options in the event it is unable to close the exchange offer for any reason.

         On December 16, 2003 the Company amended its exchange offer to allow tendering note holders to elect to receive for each $1,000 principal amount of senior subordinated notes tendered, either (i) $500 in cash and $250 principal amount of new 10% Convertible Notes due 2007, (ii) $1,250 principal amount of new convertible notes, or (iii) $650 in cash. In any case, if the exchange offer is completed, tendering note holders will also receive accrued and unpaid interest on the subordinated notes at the existing coupon rate from June 16, 2003 through the closing date of the exchange offer.

         To date, holders of $10,922,000, or approximately 51.7 percent, of the outstanding principal amount of senior subordinated notes have tendered their notes for exchange. This amount includes $3,549,515 principal amount of senior subordinated notes tendered by the largest holder of notes, Barry Segal of Bradco Supply, representing approximately 16.8 percent of the outstanding senior subordinated notes.
                                     -more-

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         The Company encourages note holders to communicate directly with Wickes senior management. Please contact James A. Hopwood, Chief Financial Officer, toll free at (800) 360-9457, or direct dial at (847) 367-3552 to discuss this time sensitive matter.

         This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K, its Form 10-Qs, the Offering Memorandum and other documents which are on file with the Securities and Exchange Commission.

         WICKES INC. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.

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